EXHIBIT 99.3

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”).  SFAS 123(R) requires that compensation cost relating to share-based payment transactions be recognized in financial statements. That cost is measured based on the fair value of the equity or liability instruments issued.  SFAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based awards and employee stock purchase plans.  The Corporation elected the Modified Retrospective Application method to implement SFAS 123(R).  Under that method, financial statements prior to the effective date have been adjusted based on pro forma amounts previously disclosed under Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) for all periods for which SFAS 123 was effective.  The following is an update of Management’s Discussion and Analysis of Financial Condition and Results of Operations based on the adjusted financial statements.  See Notes 2 and 17 in Notes to Consolidated Financial Statements for the disclosures required under SFAS 123(R).

The Corporation’s overall strategy is to drive earnings per share growth by: (1) expanding banking operations not only in Wisconsin but also into faster growing regions beyond Wisconsin; (2) increasing the number of financial institutions to which the Corporation provides correspondent banking services and products; (3) expanding trust services and other wealth management product and service offerings; and (4) growing Metavante’s business through organic growth, cross sales of technology products and acquisitions.

The Corporation continues to focus on its key metrics of growing revenues through balance sheet growth, fee-based income growth and strong credit quality.  Management believes that the Corporation has demonstrated solid fundamental performance in each of these key areas and as a result, the year ended December 31, 2005 produced strong financial results across all of its segments and reporting units.

Strong sales efforts and an improving economy resulted in solid loan and deposit growth in all of the Corporation’s markets.  Both noninterest and bank-issued interest bearing deposit growth trends were especially encouraging.  These factors resulted in an increase in net interest income in 2005 compared to 2004.  The favorable economic conditions in our markets have resulted in net charge-off levels below the Corporation’s historical net charge-off levels again in 2005.  An active acquisition and cross-sale strategy coupled with successful outsourcing contract renewals enabled Metavante to continue double-digit growth in segment earnings.  Continued growth in assets under management and assets under administration resulted in solid growth in fee income for Wealth Management.  Mortgage loan production was very strong in 2005 compared to 2004.  Although an unpredictable source of earnings, the Corporation’s Capital Markets Group recognized investment securities gains for the third year in a row.  These factors, along with continued expense management, all contributed to the consolidated earnings growth in 2005.

Net income in 2005 amounted to $706.2 million or $2.99 per share on a diluted basis.  The return on average assets and return on average equity were 1.63% and 16.21%, respectively.  By comparison, net income in 2004 was $605.9 million, diluted earnings per share was $2.66, the return on average assets was 1.63% and the return on average equity was 17.00%.  For the year ended December 31, 2003, net income was $522.4 million or $2.28 per diluted share and the returns on average assets and average equity were 1.57% and 15.87%, respectively.

With regard to the outlook in 2006 for the Banking Segment, management expects that organic commercial loan growth (as a percentage) will be in the low double digits.  Organic personal loan production is expected to increase modestly.  However, organic personal loan growth (as a percentage) will depend on the proportion of personal loan production retained versus sold.  Management is encouraged by the recent organic growth in bank-issued deposits and will continue to focus on growing this important source of funds in 2006.  Net charge-offs in 2006 are expected to range from 15 basis points to 20 basis points of average loans which represents a return to historical levels.  Management expects Metavante’s revenue in 2006 to be in the range of $1.4 billion to $1.5 billion.  Organic revenue growth (as a percentage) and segment income growth are expected to continue to modestly improve.

In November and December of 2005, the Corporation announced the acquisitions of Gold Banc Corporation, Inc. (“Gold Banc”), the parent company of Gold Bank, and Trustcorp Financial, Inc. (“Trustcorp”), the parent company of Missouri State Bank & Trust.  These transactions are expected to close in the second quarter of 2006.  Gold Banc is a financial holding company with consolidated assets of $4.2 billion headquartered in Leawood, Kansas, a part of the Kansas City metropolitan area.  Gold Banc provides banking and asset management services in Kansas, Florida, Missouri and Oklahoma through 31 banking locations.  Trustcorp, with $746.2 million in assets, has seven bank branches located in the St. Louis, Missouri metropolitan area.  Management expects that these transactions in the aggregate will be dilutive to the Corporation’s consolidated results of operations in 2006 by approximately $0.05 per diluted share, assuming the transactions are completed in accordance with current expectations.

As previously discussed, on January 1, 2006, the Corporation adopted SFAS 123(R), the new accounting standard that requires all share-based compensation to be expensed.  For the Corporation, additional expense will be reported for its stock option awards and its employee stock purchase plan.  Assuming the same number of awards granted in 2005 and the same fair values, the Corporation estimates that the additional expense for stock options and the employee stock purchase plan will be dilutive to the Corporation’s consolidated results of operations in 2006 by approximately $0.10 per diluted share.

The Corporation’s actual results for 2006 could differ materially from those expected by management.  See “Forward-Looking Statements” in Item 1A. of the Corporation’s Form 10-K filed March 2, 2006, for a discussion of the various risk factors that could cause actual results to differ materially from expected results.

The results of operations and financial condition for the periods presented include the effects of the acquisitions by Metavante as well as the banking-related acquisition from the dates of consummation of the acquisitions.  All transactions were accounted for using the purchase method of accounting.  See Note 4 in Notes to Consolidated Financial Statements for a discussion of the Corporation’s acquisition activities in 2005, 2004 and 2003.

Significant Transactions

Some of the more significant transactions in 2005, 2004 and 2003 consisted of the following:

During the second and third quarters of 2005, the Corporation realized a gain primarily due to the sale of an entity associated with its investment in an independent private equity and venture capital partnership.  The gross pre-tax gain amounted to $29.4 million and is reported in Net Investment Securities Gains in the Consolidated Statements of Income.  On an after-tax basis, and net of related compensation expense, the gain amounted to $16.5 million or $0.07 per diluted share for the twelve months ended December 31, 2005.

During the third quarter of 2005, the Corporation realized a gain due to an equity investment that the Corporation liquidated in a cash tender offer.  The gross pre-tax gain amounted to $6.6 million and is reported in Net Investment Securities Gains in the Consolidated Statements of Income.  On an after-tax basis, the gain amounted to $3.9 million or $0.02 per diluted share for the twelve months ended December 31, 2005.

During the first quarter of 2005, the Corporation’s banking segment’s investment in certain membership interests of PULSE EFT Associates (“PULSE”) was liquidated by PULSE due to a change in control.  The cash received resulted in a pre-tax gain of $5.6 million and is reported in Net Investment Securities Gains in the Consolidated Statements of Income.

During 2004, net gains associated with the Corporation’s Capital Markets Group investments amounted to $34.6 million.  Approximately $34.1 million of the net gain in 2004 was from a net unrealized gain recognized in the fourth quarter of 2004 due to the net increase in market value of an investment in an independent private equity and venture capital partnership.

The net unrealized gain recognized in the fourth quarter of 2004 was offset by charitable foundation expense which was higher than historical levels and other accrual adjustments that amounted to approximately $6.8 million.

During 2004, Metavante sold its small business 401k Retirement Plan Services operations.  In conjunction with an expanded processing relationship, Metavante also sold the direct customer base of Paytrust.com in 2004.  These transactions resulted in an aggregate loss of approximately $7.1 million.

During 2004, the Corporation issued 3.6 million shares of its common stock in a public offering that resulted in net proceeds to the Corporation of approximately $149.9 million.  Also during 2004, the Corporation issued $400 million of equity units (referred to as Common SPACESSM) that resulted in net proceeds to the Corporation of approximately $389.2 million.  Each Common SPACES consists of (i) a stock purchase contract under which the investor agrees to purchase for $25.00, a fraction of a share of the Corporation’s common stock on the stock purchase date and (ii) a 1/40, or 2.5%, undivided beneficial interest in a preferred security of M&I Capital Trust B (also referred to as the STACKSSM) with each share having an initial liquidation value of $1,000.  The stock purchase date is expected to be August 15, 2007 but could be deferred for quarterly periods until August 15, 2008.  On the stock purchase date, the number of shares of common stock the Corporation will issue upon settlement of the stock purchase contracts depends on the applicable market value per share of the Corporation’s common stock, which will be determined just prior to the stock purchase date, and other factors.  The Corporation currently estimates that it will issue approximately 8.7 million to 10.9 million common shares to settle shares issuable pursuant to the stock purchase contracts.  The proceeds from these issuances together with proceeds from the issuance of $600.0 million of senior notes were used for general corporate purposes, including maintaining capital at desired levels and providing long-term financing for the acquisitions completed by Metavante in 2004.

During 2004, the Corporation’s banking segment prepaid and retired certain higher cost long-term debt and terminated some related receive floating / pay fixed interest rate swaps designated as cash flow hedges.  The total debt retired amounted to $355.0 million and the charge to earnings amounted to a loss of $6.9 million.

During 2003, gains recognized by the Corporation’s Capital Markets Group amounted to $20.0 million.  Approximately $16.2 million of the gain was from the sale of an investment in the third quarter of 2003.

Also during 2003, several income tax audits covering multiple tax jurisdictions were resolved which positively affected the banking segment by approximately $28.6 million and Metavante by $10.7 million and resulted in a lower provision for income taxes in the Consolidated Statements of Income for the year ended December 31, 2003.

The Corporation used the unanticipated Capital Markets Group gains and the benefits from resolving income tax audits to take advantage of the low interest rate environment in 2003.  The Corporation prepaid and retired certain higher cost long-term debt and terminated some related receive floating / pay fixed interest rate swaps designated as cash flow hedges.  The total debt retired amounted to $744.6 million and the charge to earnings amounted to $56.7 million.

As a result of a shift in product strategy, Metavante wrote-off certain purchased and internally developed software in 2003 that will no longer be used, resulting in losses of $22.8 million in 2003.

Net Interest Income

Net interest income, which is the difference between interest earned on earning assets and interest owed on interest bearing liabilities, represented approximately 42.4% of the Corporation’s source of revenues in 2005.

Net interest income in 2005 amounted to $1,265.2 million compared with net interest income of $1,160.6 million in 2004, an increase of  $104.6 million or 9.0%.  Loan growth and the growth in noninterest bearing and other bank-issued deposits were the primary contributors to the increase in net interest income.  Net interest income in 2005 was negatively affected by lower loan spreads and the interest expense associated with debt issued in the third quarter of 2004 to fund Metavante’s acquisitions.

Average earning assets in 2005 amounted to $38.2 billion compared to $33.1 billion in 2004, an increase of $5.1 billion or 15.5%.  Increases in average loans and leases accounted for 92.6% of the growth in average earning assets.

Average interest bearing liabilities increased $4.6 billion or 16.8% in 2005 compared to 2004.  Approximately $1.8 billion or 37.9% of the growth in average interest bearing liabilities was attributable to interest bearing deposits and the remainder of the growth in average interest bearing liabilities was attributable to long term borrowings.

Average noninterest bearing deposits increased $0.4 billion or 7.8% in 2005 compared to the prior year.

Net interest income in 2004 amounted to $1,160.6 million compared with net interest income of $1,089.5 million in 2003, an increase of  $71.1 million or 6.5%.  Loan growth and growth in lower cost deposits, increased spreads on certain loan products and the impact of the early retirement of some higher cost long-term borrowings in 2003 and 2004 were positive contributors to the increase in net interest income in 2004.  Net interest income in 2004 was negatively affected by the lengthening of liabilities in order to reduce future volatility in net interest income as a result of interest rate movements and cash expenditures for common share buybacks and acquisitions.

Average earning assets in 2004 amounted to $33.1 billion compared to $29.9 billion in 2003, an increase of $3.2 billion or 10.7%.  Increases in average loans and leases accounted for the majority of the growth in average earning assets.

Average interest bearing liabilities increased $2.9 billion or 11.8% in 2004 compared to 2003.  Approximately $1.6 billion or 55.3% of the growth in average interest bearing liabilities was attributable to interest bearing deposits and the remainder of the growth in average interest bearing liabilities was attributable to long-term borrowings.

Average noninterest bearing deposits increased $0.4 billion or 9.4% in 2004 compared to the prior year.

The growth and composition of the Corporation’s average loan and lease portfolio for the current year and prior two years are reflected in the following table ($ in millions):

				Percent Growth
	2005	2004	2003	2005 vs 2004	2004 vs 2003
Commercial:
Commercial	$8,954.6	$7,621.0	$6,905.3	17.5%	10.4%

Commercial real estate:
Commercial mortgages	8,575.8	7,658.2	6,901.0	12.0	11.0
Construction	1,412.8	1,097.4	999.5	28.7	9.8
Total commercial real estate	9,988.6	8,755.6	7,900.5	14.1	10.8

Commercial lease financing	439.4	397.0	390.0	10.7	1.8
Total commercial	19,382.6	16,773.6	15,195.8	15.6	10.4

Personal:
Residential real estate:
Residential mortgages	4,239.5	2,855.3	2,335.2	48.5	22.3
Construction	1,513.0	839.8	593.0	80.2	41.6
Total residential real estate	5,752.5	3,695.1	2,928.2	55.7	26.2

Consumer loans:
Student	79.4	87.2	95.8	(8.9)	(9.0)
Credit card	223.6	224.0	198.0	(0.2)	13.1
Home equity loans and lines	4,987.9	4,764.8	4,109.4	4.7	15.9
Other	1,222.5	1,321.3	1,580.5	(7.5)	(16.4)
Total consumer loans	6,513.4	6,397.3	5,983.7	1.8	6.9

Personal lease financing	127.9	155.5	284.9	(17.7)	(45.4)
Total personal	12,393.8	10,247.9	9,196.8	20.9	11.4

Total consolidated average loans and leases	$31,776.4	$27,021.5	$24,392.6	17.6%	10.8%

Average loans and leases increased $4.8 billion or 17.6% in 2005 compared to 2004.  Total average commercial loan growth amounted to $2.6 billion.  Total average commercial loan growth in 2005 compared to 2004 consisted of average commercial real estate and commercial real estate construction loan growth which contributed $1.2 billion and average commercial loan growth which contributed $1.4 billion.  Total average personal loan growth amounted to $2.2 billion in 2005 compared to 2004.  This growth was driven primarily by growth in residential real estate loans that consist primarily of traditional three and five year ARMs (adjustable rate mortgages), balloon mortgage loans and construction loans.  Total average residential real estate loans grew by $2.1 billion in 2005 compared to 2004.  From a production standpoint, residential mortgage loan closings in 2005 were $1.5 billion or 35.8% higher than residential real estate loan closings in 2004.  Average home equity loans and lines increased $0.2 billion in 2005 compared to 2004.  Average indirect auto loans and leases declined approximately $0.3 billion in 2005 compared to 2004 which reflects, in part, the effect of the sale and securitization of indirect auto loans in 2005 and 2004.

Management attributes the strong growth in commercial loans in 2005 compared to 2004 to the strength of the local economies in the markets the Corporation serves, sales success and continued customer satisfaction.  Management expects that organic commercial loan growth (as a percentage) will reach the low double digits in 2006.  The basis for this expectation includes continued success in attracting new customers in all of the Corporation’s markets and continued modest economic growth in the primary markets that the Corporation serves.

Home equity loans and lines, which include M&I’s wholesale activity, continue to be the primary consumer loan products.  Home equity loan and line production in 2005 continued to be strong.  The rate of growth in home equity loans and lines in 2005 compared to 2004 was affected by the amount of loans sold at origination and increased prepayment activity on the Corporation’s wholesale home equity products.  The proportion of loans sold at origination  significantly increased in 2005 compared to 2004 in response to the increased demand for home equity products with higher loan-to-value characteristics.  Organic personal loan production is expected to increase modestly.  However, organic personal loan growth (as a percentage) in 2006 will depend on the proportion of personal loan production retained versus sold.

The Corporation sells some of its residential real estate loan production (residential real estate and home equity loans) in the secondary market.  Selected residential real estate loans with rate and term characteristics that are considered desirable are periodically retained in the portfolio.  Residential real estate loans originated and sold to the secondary market amounted to $2.4 billion in 2005 compared to $1.6 billion in 2004.  At December 31, 2005, mortgage loans held for sale amounted to $198.7 million.  Gains from the sale of mortgage loans amounted to $42.4 million in 2005 compared to $27.1 million in 2004.

Auto loans securitized and sold amounted to $0.5 billion in each of 2005 and 2004.  Net losses from the sale and securitization of auto loans, including write-downs of auto loans held for sale, amounted to $2.0 million in 2005 compared to $3.4 million in 2004.  The losses incurred were primarily due to lower loan interest rate spreads associated with new auto loan production in a rising interest rate environment.  See Note 9 in Notes to Consolidated Financial Statements for further discussion of the Corporation’s securitization activities.  At December 31, 2005, auto loans held for sale amounted to $79.1 million.

The Corporation anticipates that it will continue to divest of selected assets through sale or securitization in future periods.

Average loans and leases increased $2.6 billion or 10.8% in 2004 compared to 2003.  Total average commercial loan growth amounted to $1.6 billion.  Total average commercial loan growth in 2004 compared to 2003 consisted of average commercial real estate and commercial real estate construction loan growth which contributed $0.9 billion and average commercial loan growth which contributed $0.7 billion.  Total average personal loan growth amounted to $1.1 billion in 2004 compared to 2003.  Total average personal loan growth in 2004 compared to 2003 was driven by growth in average home equity loans and lines which increased $0.7 billion and growth in average residential real estate and residential real estate construction loan growth which increased $0.8 billion.  From a production standpoint, residential real estate loan closings in 2004 were $1.3 billion or 23.6% lower than residential real estate loan closings in 2003.  Average indirect auto loans and leases declined approximately $0.4 billion in 2004 compared to 2003 which reflects, in part, the effect of the sale and securitization of indirect auto loans in 2004 and 2003.

The strong growth in commercial loans in 2004 generally occurred somewhat evenly throughout the year, was experienced in all of the Corporation’s markets, and came from both new customers and existing customers across a variety of industries.

Residential real estate loans originated and sold to the secondary market amounted to $1.6 billion in 2004 compared to $3.5 billion in 2003.  Approximately $0.3 billion of loans sold in 2004 were attributable to the AmerUs Home Lending, Inc. (“AmerUs”) acquisition.  Gains from the sale of mortgage loans amounted to $27.1 million in 2004 compared to $54.1 million in 2003.  Approximately $6.2 million of the gain in 2004 was attributable to the AmerUs acquisition.

Auto loans securitized and sold amounted to $0.5 billion in 2004 compared to $0.8 billion in 2003.  Net losses from the sale and securitization of auto loans, including write-downs of auto loans held for sale, amounted to $3.4 million in 2004 compared to gains from the sale and securitization of auto loans of $2.7 million in 2003.

The growth and composition of the Corporation’s consolidated average deposits for the current year and prior two years are reflected below ($ in millions):

				Percent Growth
	2005	2004	2003	2005 vs 2004	2004 vs 2003
Bank issued deposits:
Noninterest bearing:
Commercial	$3,480.6	$3,210.5	$2,903.3	8.4%	10.6%
Personal	940.8	897.1	815.9	4.9	10.0
Other	521.4	478.0	470.5	9.1	1.6
Total noninterest bearing	4,942.8	4,585.6	4,189.7	7.8	9.4

Interest bearing:
Activity accounts:
Savings and NOW	3,096.2	3,388.4	3,148.7	(8.6)	7.6
Money market	5,980.1	5,675.6	6,115.3	5.4	(7.2)
Foreign activity	951.0	896.7	821.0	6.1	9.2
Total activity accounts	10,027.3	9,960.7	10,085.0	0.7	(1.2)

Time deposits:
Other CDs and time	3,048.1	2,632.7	2,764.7	15.8	(4.8)
CDs $100,000 and over	1,362.3	751.4	635.1	81.3	18.3
Total time deposits	4,410.4	3,384.1	3,399.8	30.3	(0.5)

Total interest bearing	14,437.7	13,344.8	13,484.8	8.2	(1.0)

Total bank issued deposits	19,380.5	17,930.4	17,674.5	8.1	1.4

Wholesale deposits:
Money market	1,073.1	499.8	74.6	114.7	569.9
Brokered CDs	4,641.1	4,582.8	2,986.0	1.3	53.5
Foreign time	1,006.8	974.9	1,250.8	3.3	(22.1)
Total wholesale deposits	6,721.0	6,057.5	4,311.4	11.0	40.5

Total consolidated average deposits	$26,101.5	$23,987.9	$21,985.9	8.8%	9.1%

Average total bank issued deposits increased $1.5 billion or 8.1% in 2005 compared with 2004.  Average noninterest bearing deposits increased $0.4 billion and average interest bearing deposits increased $1.1 billion.  Average time deposits exhibited the greatest growth in bank issued interest bearing deposits in 2005 compared to 2004.  Average money market accounts grew $0.3 billion in 2005 compared to 2004.  This growth was offset in part by a decline in savings and NOW accounts compared to the prior year.

Noninterest deposit balances tend to exhibit some seasonality with a trend of balances declining somewhat in the early part of the year followed by growth in balances throughout the remainder of the year.  A portion of the noninterest balances is sensitive to the interest rate environment.  Larger balances tend to be maintained when overall interest rates are low and smaller balances tend to be maintained as overall interest rates increase.  Overall, the re-pricing characteristics of the Corporation’s assets and liabilities continue to be reasonably matched.  As interest rates have risen, the Corporation has increasingly been able to competitively price these deposit products which has contributed to the growth in interest bearing bank issued deposits and resulted in less reliance on wholesale funding sources in 2005.  Management expects these trends to continue.

In commercial banking, the focus remains on developing deeper relationships by capitalizing on cross-sale opportunities and through the sale of treasury management products and services along with incentive plans focused on growing deposits.  The retail banking strategy continues to focus on aggressively selling the right products to meet the needs of customers and enhance the Corporation’s profitability.

Average wholesale deposits increased $0.7 billion in 2005 compared to 2004.  These deposits are funds in the form of deposits generated through distribution channels other than the Corporation’s own banking branches.  These deposits allow the Corporation’s bank subsidiaries to gather funds across a wider geographic base and at pricing levels considered attractive.  The underlying depositor may be retail or institutional.  Access to and use of these funding sources also provide the Corporation added flexibility not to pursue unprofitable single service time deposit relationships.

Average bank issued deposits increased $0.3 billion or 1.4% in 2004 compared with 2003.  Average noninterest bearing deposits increased $0.4 billion and average interest bearing activity accounts decreased $0.1 billion.  Savings and NOW accounts, especially NOW accounts, exhibited the greatest growth in bank issued interest bearing activity deposits in 2004 compared to 2003.  This growth was offset in part by a decline in money market deposits compared to the prior year.  Average bank issued time deposits were relatively unchanged in 2004 compared to 2003.

In 2004, average wholesale deposits increased $1.7 billion which reflects the Corporation’s greater use of wholesale funding alternatives, especially institutional CDs.

During 2005, the Corporation’s lead bank, M&I Marshall & Ilsley Bank (“M&I Bank”) issued $1,150.0 million of fixed rate senior notes with a weighted average interest rate of 4.21%.  In addition, M&I Bank issued $1,225.0 million of floating rate senior notes and issued $350.0 million of fixed rate subordinated notes at an interest rate of 4.85%.  New Federal Home Loan Bank (“FHLB”) floating rate advances in 2005 amounted to $550.0 million.  In December 2005, $1.0 billion of existing senior bank notes (puttable reset securities) were remarketed.  The interest rates used to determine interest on floating rate senior notes and floating rate FHLB advances are indexed to the London Interbank Offered Rate (“LIBOR”).  During 2005, $100.5 million of the Corporation’s Series E notes with a weighted average interest rate of 1.75% and $450.0 million of M&I Bank’s FHLB advances with a weighted average interest rate of 1.90% matured.

During 2004, M&I Bank prepaid $300.0 million of floating rate FHLB advances and terminated receive floating / pay fixed interest rate swaps designated as cash flow hedges against the FHLB advances.  The termination of the interest rate swaps resulted in a charge to earnings of $2.0 million.  Also during 2004, a fixed rate advance from the FHLB aggregating $55.0 million with an annual coupon interest rate of 5.06% was prepaid and retired resulting in a charge to earnings of $4.9 million.  The charge to earnings resulting from these transactions is reported in other expense in the Consolidated Statements of Income.

The net interest margin on a fully taxable equivalent basis (“FTE”) as a percent of average earning assets was 3.40% in 2005 compared to 3.61% in 2004, a decrease of 21 basis points.  The Corporation estimates that the additional interest expense associated with the $1.0 billion of debt issued in late July 2004 to finance Metavante’s 2004 acquisitions lowered the net interest margin on a FTE basis by approximately 11 basis points in 2005.  Unlike a bank acquisition or loan growth, where the primary source of revenue is interest income, the revenue impact of Metavante’s acquisitions is reported in other income and is not a component of the net interest margin statistic.  The yield on average earning assets was 5.97% in 2005 compared to 5.23% in 2004, an increase of 74 basis points.  The cost of interest bearing liabilities was 3.04% in 2005 compared to 1.93% in 2004, an increase of 111 basis points.

The Corporation actively manages the repricing characteristics of its liabilities so as to minimize the long-term impact on net interest income when interest rates begin to rise.  Management anticipates that loan spreads will most likely continue to narrow, particularly in a rising interest rate environment, and as the economy improves, the Corporation’s capacity to generate loans may exceed its ability to generate appropriately priced deposits.  As a result, the net interest margin FTE as a percent of average earning assets could continue to have modest downward pressure in 2006.  Net interest income and the net interest margin percentage can vary and continue to be influenced by loan and deposit growth, product spreads, pricing competition in the Corporation’s markets, prepayment activity, future interest rate changes and various other factors.

The net interest margin on a FTE basis as a percent of average earning assets was 3.61% in 2004 compared to 3.76% in 2003, a decrease of 15 basis points.  The Corporation estimates that the additional interest expense associated with the $1.0 billion of debt issued in late July 2004 to finance Metavante’s 2004 acquisitions lowered the net interest margin on a FTE basis by approximately 6 basis points.  The yield on average earning assets was 5.23% in 2004 compared to 5.34% in 2003, a decrease of 11 basis points.  The cost of interest bearing liabilities was 1.93% in 2004 compared to 1.91% in 2003, an increase of 2 basis points.

Average Balance Sheets and Analysis of Net Interest Income

The Corporation’s consolidated average balance sheets, interest earned and interest paid, and the average interest rates earned and paid for each of the last three years are presented in the following table ($ in thousands):

	2005			2004			2003
	Average Balance	Interest Earned/Paid	Average Yield or Cost (3)	Average Balance	Interest Earned/Paid	Average Yield or Cost (3)	Average Balance	Interest Earned/Paid	Average Yield or Cost (3)
Loans and leases (1)(2)	$31,776,383	$1,961,504	6.17%	$27,021,498	$1,435,390	5.31%	$24,392,591	$1,338,793	5.49%
Investment securities:
Taxable	4,847,722	214,537	4.41	4,672,741	200,107	4.30	4,038,579	165,075	4.13
Tax-exempt (1)	1,334,793	95,001	7.26	1,199,139	88,425	7.53	1,173,466	87,194	7.58
Federal funds sold and security resale agreements	153,701	5,347	3.48	53,675	857	1.60	28,692	395	1.38
Trading securities (1)	26,922	240	0.89	22,297	281	1.26	23,017	266	1.16
Other short-term investments	83,477	3,328	3.99	117,382	1,540	1.31	235,562	2,164	0.92
Total interest earning assets	38,222,998	2,279,957	5.97%	33,086,732	1,726,600	5.23%	29,891,907	1,593,887	5.34%
Cash and demand deposits due from banks	966,078			835,391			752,215
Premises and equipment, net	458,179			448,134			440,492
Other assets	3,999,172			3,152,745			2,531,245
Allowance for loan and lease losses	(362,886)			(360,408)			(347,838)
Total assets	$43,283,541			$37,162,594			$33,268,021

Interest bearing deposits:
Bank issued deposits:
Bank issued interest bearing activity deposits	$10,027,250	$192,441	1.92%	$9,960,645	$77,621	0.78%	$10,084,996	$75,221	0.75%
Bank issued time deposits	4,410,456	141,530	3.21	3,384,120	82,938	2.45	3,399,734	85,472	2.51
Total bank issued deposits	14,437,706	333,971	2.31	13,344,765	160,559	1.20	13,484,730	160,693	1.19
Wholesale deposits	6,720,964	210,949	3.14	6,057,542	115,543	1.91	4,311,424	67,523	1.57
Total interest bearing deposits	21,158,670	544,920	2.58	19,402,307	276,102	1.42	17,796,154	228,216	1.28
Short-term borrowings	2,925,642	106,333	3.63	2,908,168	61,256	2.11	3,138,752	81,070	2.58
Long-term borrowings	8,193,001	330,144	4.03	5,329,571	196,440	3.69	3,798,851	163,348	4.30
Total interest bearing liabilities	32,277,313	981,397	3.04%	27,640,046	533,798	1.93%	24,733,757	472,634	1.91%
Noninterest bearing deposits	4,942,803			4,585,628			4,189,724
Other liabilities	1,706,111			1,372,677			1,052,713
Shareholders’ equity	4,357,314			3,564,243			3,291,827
Total liabilities and shareholders’equity	$43,283,541			$37,162,594			$33,268,021

Net interest income		$1,298,560			$1,192,802			$1,121,253

Net yield on interest earning assets			3.40%			3.61%			3.76%

Notes:

(1)

Fully taxable equivalent basis, assuming a Federal income tax rate of 35% for all years presented, and excluding disallowed interest expense.

(2)

Loans and leases on nonaccrual status have been included in the computation of average balances.

(3)

Based on average balances excluding fair value adjustments for available for sale securities.

Analysis of Changes in Interest Income and Interest Expense

The effects on interest income and interest expense due to volume and rate changes in 2005 and 2004 are outlined in the following table.  Changes not due solely to either volume or rate are allocated to rate ($ in thousands):

	2005 versus 2004			2004 versus 2003
	Increase (Decrease) Due to Change in			Increase (Decrease) Due to Change in
	Average Volume (2)	Average Rate	Increase (Decrease)	Average Volume (2)	Average Rate	Increase (Decrease)
Interest on earning assets:
Loans and leases (1)	$252,484	$273,630	$526,114	$144,327	$(47,730)	$96,597
Investment securities:
Taxable	9,203	5,227	14,430	27,347	7,685	35,032
Tax-exempt (1)	10,124	(3,548)	6,576	1,751	(520)	1,231
Federal funds sold and security resale agreements	1,600	2,890	4,490	345	117	462
Trading securities (1)	58	(99)	(41)	(8)	23	15
Other short-term investments	(444)	2,232	1,788	(1,087)	463	(624)
Total interest income change	$270,606	$282,751	$553,357	$171,961	$(39,248)	$132,713

Expense on interest bearing liabilities:
Interest bearing deposits:
Bank issued deposits:
Bank issued interest bearing activity deposits	$520	$114,300	$114,820	$(933)	$3,333	$2,400
Bank issued time deposits	25,145	33,447	58,592	(392)	(2,142)	(2,534)
Total bank issued deposits	13,115	160,297	173,412	(1,666)	1,532	(134)
Wholesale deposits	12,671	82,735	95,406	27,414	20,606	48,020
Total interest bearing deposits	24,940	243,878	268,818	20,559	27,327	47,886
Short-term borrowings	369	44,708	45,077	(5,949)	(13,865)	(19,814)
Long-term borrowings	105,661	28,043	133,704	65,821	(32,729)	33,092
Total interest expense change	$89,499	$358,100	$447,599	$55,510	$5,654	$61,164

Notes:

(1)

Fully taxable equivalent basis, assuming a Federal income tax rate of 35% for all years presented, and excluding disallowed interest expense.

(2)

Based on average balances excluding fair value adjustments for available for sale securities.

Summary of Loan and Lease Loss Experience and Credit Quality

The following tables present comparative credit quality information as of and for the year ended December 31, 2005, as well as selected comparative years:

Consolidated Credit Quality Information

December 31, ($000’s)

	2005	2004	2003	2002	2001
Nonperforming Assets by Type
Loans and Leases:
Nonaccrual	$134,718	$127,722	$166,387	$188,232	$166,434
Renegotiated	143	236	278	326	378
Past Due 90 Days or More	5,725	4,405	6,111	5,934	6,982
Total Nonperforming Loans and Leases	140,586	132,363	172,776	194,492	173,794
Other Real Estate Owned	8,869	8,056	13,235	8,692	6,796
Total Nonperforming Assets	$149,455	$140,419	$186,011	$203,184	$180,590
Allowance for Loan and Lease Losses	$363,769	$358,110	$349,561	$338,409	$268,198
Consolidated Statistics
Net Charge-offs to Average Loans and Leases	0.12%	0.11%	0.21%	0.21%	0.22%
Total Nonperforming Loans and Leases to Total Loans and Leases	0.41	0.45	0.69	0.81	0.90
Total Nonperforming Assets to Total Loans And Leases and Other Real Estate Owned	0.44	0.48	0.74	0.85	0.94
Allowance for Loan and Lease Losses to Total Loans and Leases	1.06	1.21	1.39	1.42	1.39
Allowance for Loan and Lease Losses to Nonperforming Loans and Leases	259	271	202	174	154

Major Categories of Nonaccrual Loans and Leases ($000’s)

	December 31, 2005			December 31, 2004
	Nonaccrual	% of Loan Type	% of Nonaccrual	Nonaccrual	% of Loan Type	% of Nonaccrual

Commercial and Lease Financing	$45,269	0.4%	33.6%	$45,510	0.5%	35.6%

Real Estate
Construction and Land Development	913	—	0.7	578	—	0.5
Commercial Real Estate	28,644	0.3	21.3	31,852	0.4	24.9
Residential Real Estate	57,982	0.6	43.0	49,206	0.6	38.5
Total Real Estate	87,539	0.4	65.0	81,636	0.4	63.9

Personal	1,910	0.1	1.4	576	—	0.5

Total	$134,718	0.4%	100.0%	$127,722	0.4%	100.0%

Allocation of the Allowance for Loan and Lease Losses ($000’s)

	December 31, 2005		December 31, 2004		December 31, 2003
	Amount	Percent of Loans and Leases to Total Loans and Leases	Amount	Percent of Loans and Leases to Total Loans and Leases	Amount	Percent of Loans and Leases to Total Loans and Leases
Balance at end of period applicable to:
Commercial, Financial & Agricultural	$222,078	28.0%	$244,042	28.7%	$237,510	28.2%
Real Estate
Residential Mortgage	12,921	34.9	12,311	32.6	28,369	29.9
Commercial Mortgage	63,813	30.5	49,965	31.7	37,013	32.7
Personal	24,153	4.7	14,252	5.2	18,213	6.9
Lease Financing	40,804	1.9	37,540	1.8	28,456	2.3
Total	$363,769	100.0%	$358,110	100.0%	$349,561	100.0%

	December 31, 2002		December 31, 2001
	Amount	Percent of Loans and Leases to Total Loans and Leases	Amount	Percent of Loans and Leases to Total Loans and Leases
Balance at end of period applicable to:
Commercial, Financial & Agricultural	$234,980	28.7%	$190,542	29.7%
Real Estate
Residential Mortgage	35,518	28.9	26,916	29.5
Commercial Mortgage	22,141	31.3	14,336	29.5
Personal	18,394	7.8	21,468	6.3
Lease Financing	27,376	3.3	14,936	5.0
Total	$338,409	100.0%	$268,198	100.0%

Reconciliation of Consolidated Allowance for Loan and Lease Losses ($000’s)

	2005	2004	2003	2002	2001
Allowance for Loan and Lease Losses at Beginning of Year	$358,110	$349,561	$338,409	$268,198	$235,115
Provision for Loan and Lease Losses	44,795	37,963	62,993	74,416	54,115
Allowance of Banks and Loans Acquired	—	27	—	39,813	19,151
Loans and Leases Charged-off:
Commercial	21,540	16,775	17,689	23,003	22,773
Real Estate—Construction	68	33	57	94	186
Real Estate—Mortgage	21,147	13,259	15,192	10,681	11,795
Personal	15,580	12,821	12,100	12,265	10,965
Leases	1,189	7,967	24,625	9,246	2,890
Total Charge-offs	59,524	50,855	69,663	55,289	48,609

Recoveries on Loans and Leases:
Commercial	11,758	12,631	8,736	3,819	4,135
Real Estate—Construction	1	2	88	96	43
Real Estate—Mortgage	2,741	3,887	4,278	2,462	1,419
Personal	3,069	3,327	3,058	3,053	2,567
Leases	2,819	1,567	1,662	1,841	262
Total Recoveries	20,388	21,414	17,822	11,271	8,426
Net Loans and Leases Charged-off	39,136	29,441	51,841	44,018	40,183
Allowance for Loan and Lease Losses at End of Year	$363,769	$358,110	$349,561	$338,409	$268,198

Nonperforming assets consist of nonperforming loans and leases and other real estate owned (“OREO”).  The amount of nonperforming assets is affected by acquisitions accounted for under the purchase method of accounting.  The assets and liabilities, including the nonperforming assets, of the acquired entity are included in the Corporation’s consolidated balance sheets from the date the business combination is completed, which impacts period-to-period comparisons.

OREO is principally comprised of commercial and residential properties acquired in partial or total satisfaction of problem loans and amounted to $8.9 million, $8.1 million and $13.2 million at December 31, 2005, 2004 and 2003, respectively.

Nonperforming loans and leases consist of nonaccrual, renegotiated or restructured loans, and loans and leases that are delinquent 90 days or more and still accruing interest.  The balance of nonperforming loans and leases are affected by acquisitions and may be subject to fluctuation based on the timing of cash collections, renegotiations and renewals.

Generally, loans that are 90 days or more past due as to interest or principal are placed on nonaccrual.  Exceptions to these rules are generally only for loans fully collateralized by readily marketable securities or other relatively risk free collateral.  In addition, a loan may be placed on nonaccrual when management makes a determination that the facts and circumstances warrant such classification irrespective of the current payment status.

Maintaining nonperforming assets at an acceptable level is important to the ongoing success of a financial services institution.  The Corporation’s comprehensive credit review and approval process is critical to ensuring that the amount of nonperforming assets on a long-term basis is minimized within the overall framework of acceptable levels of credit risk.  In addition to the negative impact on net interest income and credit losses, nonperforming assets also increase operating costs due to the expense associated with collection efforts.

At December 31, 2005, nonperforming loans and leases amounted to $140.6 million or 0.41% of consolidated loans and leases compared to $132.4 million or 0.45% at December 31, 2004 and $172.8 million or 0.69% at December 31, 2003.  Nonaccrual loans and leases increased $7.0 million or 5.5% at year-end 2005 compared to year-end 2004.  The net increase was primarily due to increases in nonaccrual home equity lines of credit that are included in nonaccrual residential real estate in the previously presented table entitled Major Categories of Nonaccrual Loans and Leases.

Delinquency can be an indicator of potential problem loans and leases.  At December 31, 2005, loans and leases past due 60-89 days and still accruing interest amounted to $33.0 million or 0.10% of total loans and leases outstanding compared to $19.4 million or 0.07% of total loans and leases outstanding at December 31, 2004 and $41.9 million or 0.17% of total loans and leases outstanding at December 31, 2003.

In addition to its nonperforming loans and leases, the Corporation has loans and leases for which payments are presently current, but which management believes could possibly be classified as nonperforming in the near future.  These loans are subject to constant management attention and their classification is reviewed on an ongoing basis.  At December 31, 2005, such loans amounted to $61.3 million compared to $72.4 million at December 31, 2004 and $72.8 million at December 31, 2003.

Net charge-offs amounted to $39.1 million or 0.12% of average loans and leases in 2005 compared with $29.4 million or 0.11% of average loans and leases in 2004 and $51.8 million or 0.21% of average loans and leases in 2003.  Included in net charge-offs for 2003 was a $19.0 million charge-off related to the carrying value of lease obligations for airplanes leased to a regional airline.

Net charge-offs and nonperforming loans and leases in 2005 and 2004 were better than management had expected.  The ratio of net charge-offs to average loans and leases to some extent reflects a higher than normal level of recoveries.  The ratio of recoveries to charge-offs was 34.3% in 2005 and 42.1% in 2004 compared to a five year average of 27.9%.  Although positive resolutions continue to be achieved on prior charge-offs, recoveries are expected to continue to trend downwards.  Management expects net charge-offs and nonperforming loans to trend to historical levels that would indicate net charge-offs as a percent of average loans and leases to be more in the range of 0.15% to 0.20% and nonperforming loans and leases as a percent of total loans and leases to range from current levels to 0.60%.  While it is unclear when this will occur, management does not believe that current net charge-off and nonperforming loan and lease levels are sustainable indefinitely.  Negative economic events, an adverse development in industry segments within the portfolio or deterioration of a large loan or lease could also have significant adverse impacts on the actual loss levels.

Consistent with the relatively stable credit quality trends noted above, the provision for loan and lease losses amounted to $44.8 million in 2005.  By comparison, the provision for loan and lease losses amounted to $38.0 million and $63.0 million in 2004 and 2003, respectively.  The provisions for loan and lease losses are the amounts required to establish the allowance for loan and lease losses at the required level after considering charge-offs and recoveries.  The ratio of the allowance for loan and lease losses to total loans and leases was 1.06% at December 31, 2005 compared to 1.21% at December 31, 2004 and 1.39% at December 31, 2003.

Other Income

Total other income amounted to $1,716.3 million in 2005 compared to $1,417.9 million in 2004, an increase of $298.4 million or 21.0%.  Data processing services revenue accounted for 84.1% of the growth in total other income in 2005 compared to 2004.  Wealth management revenue, mortgage banking revenue, other commissions and fees and investment securities gains also contributed to growth in total other income in 2005 compared to 2004.

Total data processing services external revenue amounted to $1,185.0 million in 2005 compared to $934.1 million in 2004, an increase of $250.9 million or 26.9%.  Revenue growth continued throughout this segment driven by revenue associated with acquisitions, higher transaction volumes in core processing activity, payment processing and electronic banking and an increase in healthcare eligibility and payment card production.  Revenue associated with the six acquisitions completed in 2005 and a full year of revenue from the six acquisitions completed in 2004 contributed a significant portion of the revenue growth in 2005 compared to 2004.  The acquisition-related revenue growth includes cross sales of acquired products to customers across the entire segment.  Total buyout revenue, which varies from period to period, amounted to $9.7 million in 2005 compared to $8.8 million in 2004.

Management expects Metavante’s total revenue (internal and external) in 2006 to be in the range of $1.4 billion to $1.5 billion.  Organic revenue growth (as a percentage) and segment income growth are expected to continue to modestly improve.  In any given year there is some customer attrition due to banking consolidations.  In addition, due to the focus of some of the acquired companies on software sales and the retail marketplace, revenue tends to be more cyclical and seasonal in nature especially in the fourth quarter.  Management expects these trends to continue.

Wealth management revenue was $191.7 million in 2005 compared to $175.1 million in 2004, an increase of $16.6 million or 9.5%.  Revenue growth associated with trust services was the primary contributor to the revenue growth in wealth management revenue in 2005 compared to 2004.  Assets under management were $18.9 billion at December 31, 2005 compared to $18.3 billion at December 31, 2004, an increase of $0.6 billion or 3.3%.  On an average basis, assets under management increased approximately $1.2 billion or 6.9% in 2005 compared to 2004.  Assets under administration increased by $6.9 billion or 9.1% and amounted to $82.8 billion at December 31, 2005.  Sales activity emphasizing cross-selling, integrated delivery and account retention continued to drive revenue growth in 2005.

Total mortgage banking revenue was $50.5 million in 2005 compared with $34.7 million in 2004, an increase of $15.8 million or 45.6%.  The increase in gains from the sale of residential mortgage and home equity loans was the primary contributor to the increase in mortgage banking revenue.  During 2005, the Corporation sold $2.4 billion of residential mortgage and home equity loans to the secondary market.  Retained interests in the form of mortgage servicing rights amounted to $0.9 million.  During 2004, the Corporation sold $1.6 billion of loans to the secondary market.  Retained interests in the form of mortgage servicing rights amounted to $1.4 million.  As previously discussed, residential mortgage closings in 2005 were $1.5 billion or 35.8% higher than residential real estate loan closings in 2004.  At December 31, 2005, the carrying value of mortgage servicing rights was insignificant.

Net investment securities gains amounted to $45.5 million in 2005 compared to $35.3 million in 2004.  During 2005, net gains associated with the Corporation’s Capital Markets Group investments amounted to $32.3 million.  Approximately $29.4 million of the net gain in 2005 was from a net realized gain recognized due to the sale of an entity associated with the investment in an independent private equity and venture capital partnership.  The Corporation realized a gain of $6.6 million due to an equity investment that the Corporation liquidated in a cash tender offer.  During the first quarter of 2005, the Corporation’s banking segment’s investment in certain membership interests of PULSE was liquidated due to a change in control.  The cash received resulted in a gain of $5.6 million.  During 2004, net gains associated with the Corporation’s Capital Markets Group investments amounted to $34.6 million.  Approximately $34.1 million of the net gain in 2004 was from a net gain recognized in the fourth quarter of 2004 from an investment in an independent private equity and venture capital partnership.

Other noninterest income amounted to $122.5 million in 2005 compared to $112.5 million in 2004, an increase of $10.0 million or 8.8%.  Other income in 2005 includes gains from the sale of certain trust custody businesses and gains from branch divestitures that aggregated $5.1 million.

Total other income amounted to $1,417.9 million in 2004 compared to $1,183.6 million in 2003, an increase of $234.3 million or 19.8%.  The primary contributors to the growth in other income was growth in data processing services and wealth management revenues as well as an increase in investment securities gains recognized primarily by the Corporation’s Capital Markets Group.  Fee income growth in 2004 was offset by a decline in mortgage banking income.  Mortgage banking income was very robust in 2003 due in part to the increased refinancing activity in the low interest rate environment.

Total data processing services external revenue amounted to $934.1 million in 2004 compared to $700.5 million in 2003, an increase of $233.6 million or 33.3%.  This strong annual revenue growth reflects the effect of Metavante’s six acquisitions completed in 2004, a full year of revenue from the acquisition completed in November of 2003 and organic revenue growth.  The acquisitions completed in 2004 and a full year of revenue from the acquisition completed in November of 2003 contributed a significant portion of the revenue growth in 2004 compared to 2003.  Metavante had a very strong year in 2004 in terms of core outsourcing contract renewals and cross-sale results.  Total buyout revenue, which varies from period to period, amounted to $8.8 million in 2004 compared to $7.6 million in 2003.

Wealth management revenue was $175.1 million in 2004 compared to $148.3 million in 2003, an increase of $26.8 million or 18.0%.  Revenue growth associated with trust services was the primary contributor to the revenue growth in wealth management revenue in 2004 compared to 2003.  Revenue associated with the segments of the employee benefit plan business purchased from a national banking association located in Missouri contributed approximately $10.0 million to the revenue growth in 2004 compared to 2003.  Assets under management were $18.3 billion at December 31, 2004 compared to $15.7 billion at December 31, 2003, an increase of $2.6 billion or 16.5%.  Assets under administration increased by $9.0 billion or 13.4% and amounted to $75.9 billion at December 31, 2004.

Total mortgage banking revenue was $34.7 million in 2004 compared with $67.2 million in 2003, a decrease of $32.5 million.  The decline in gains from the sale of residential mortgage and home equity loans was the primary contributor to the lower mortgage banking revenue.  During 2004, the Corporation sold $1.6 billion of residential mortgage and home equity loans to the secondary market.  Retained interests in the form of mortgage servicing rights amounted to $1.4 million.  Approximately $0.3 billion of the loans sold and $6.2 million of the gain on sale of mortgage loans recognized in 2004 was attributable to the AmerUs acquisition.  During 2003, the Corporation sold $3.5 billion of loans to the secondary market.  Retained interests in the form of mortgage servicing rights amounted to $2.1 million.  Residential real estate loan closings in 2004 were $1.3 billion or 23.6% lower than residential real estate loan closings in 2003.  The increase in residential real estate loan closings and residential real estate loans sold to the secondary market in 2003 was partially the result of a significant increase in refinancing activity due to the low interest rate environment.

Net investment securities gains amounted to $35.3 million in 2004 compared to $21.6 million in 2003.  During 2004, net gains associated with the Corporation’s Capital Markets Group investments amounted to $34.6 million.  Approximately $34.1 million of the net gain in 2004 was from a net unrealized gain recognized in the fourth quarter of 2004 due to the net increase in market value of an investment in an independent private equity and venture capital partnership.  During 2003, gains recognized by the Corporation’s Capital Markets Group amounted to $20.0 million.  Approximately $16.2 million of the gain was from the sale of an investment in the third quarter of 2003.  During 2003, the Corporation’s banking segment sold $48.0 million of available for sale investment securities and recognized a gain of approximately $4.2 million.  Impairment losses associated with retained interests held in the form of interest-only strips associated with its auto securitization activities amounted to $4.1 million in 2003.

Other noninterest income amounted to $112.5 million in 2004 compared to $112.9 million in 2003.  The increase in other commissions and fees was offset by losses from the sale and securitization of auto loans including write-downs of auto loans held for sale.  The losses incurred in 2004 were primarily due to lower interest rate spreads associated with new auto loan production in a rising interest rate environment.  Auto loans securitized and sold amounted to $0.5 billion in 2004 compared to $0.8 billion in 2003.  During 2003, the Corporation sold six branches and recognized $5.0 million in gains.

Other Expense

Total other expense amounted to $1,879.0 million in 2005 compared to $1,628.7 million in 2004, an increase of $250.3 million or 15.4%.

The acquisitions by Metavante had a significant impact on the year-to-year comparability of operating expenses in 2005 compared to 2004.  Approximately $182.1 million of the 2005 versus 2004 operating expense growth was attributable to the acquisitions.  As all acquisitions were accounted for using the purchase method of accounting, the operating expenses of the acquired entities are included in the consolidated operating expenses from the dates the acquisitions were completed.  Operating expenses associated with acquisitions completed in 2004 are reflected for the full year in 2005 as opposed to a partial year in 2004.  Acquisitions completed in 2005 directly affect the current year but have no impact on the prior year.

Expense control is sometimes measured in the financial services industry by the efficiency ratio statistic.  The efficiency ratio is calculated by dividing total other expense by the sum of total other income (including Capital Markets Group-related investment gains but excluding other securities gains and losses) and net interest income on a fully taxable equivalent basis.  The Corporation’s efficiency ratios for the years ended December 31, 2005, 2004, and 2003 were:

	As Adjusted
Efficiency Ratios	2005	2004	2003
Consolidated Corporation	62.6%	62.4%	64.5%
Consolidated Corporation Excluding Metavante	50.7	50.8	54.6

The Corporation estimates that its expense growth in 2005 compared to 2004, excluding the effect of the acquisitions and the impact of the 2004 significant transactions previously discussed, was approximately $86.3 million or 5.7%.

Salaries and employee benefits expense amounted to $1,074.8 million in 2005 compared to $919.4 million in 2004, an increase of $155.4 million or 16.9%.  Total expense for stock options and the employee stock purchase plan (“ESPP”) amounted to $32.0 million in 2005 compared to $32.2 million in 2004.  Salaries and benefits expense related to the Metavante acquisitions contributed approximately $92.8 million to the expense growth in 2005 compared to 2004.    The remainder of the increase was primarily attributable to the banking segment which reflects increased incentive compensation associated with loan and deposit growth and increased personnel to build out product lines in markets outside Wisconsin as well as increased personnel for de novo branch expansion.  Management expects these activities will continue in 2006.

Net occupancy and equipment expense amounted to $215.6 million in 2005 compared to $192.9 million in 2004, an increase of $22.7 million.  Net occupancy and equipment expense related to the Metavante acquisitions contributed approximately $20.7 million to the expense growth in 2005 compared to 2004.

Software expenses amounted to $58.0 million in 2005 compared to $50.0 million in 2004, an increase of $8.0 million or 15.9%.  Software expense related to the Metavante and banking acquisitions contributed approximately $4.5 million to the expense growth in 2005 compared to 2004.  The banking segment contributed $2.7 million to the growth in software expenses in 2005 compared to 2004.

Processing charges amounted to $62.6 million in 2005 compared to $52.2 million in 2004, an increase of $10.4 million or 19.9%.  Processing charges related to the Metavante acquisitions contributed approximately $11.9 million to the expense growth in 2005 compared to 2004.

Supplies and printing expense, professional services expense and shipping and handling expense amounted to $149.8 million in 2005 compared to $135.1 million in 2004, an increase of $14.7 million or 10.8%.  The Metavante acquisitions contributed approximately $11.8 million to the expense growth in 2005 compared to 2004.

Amortization of intangibles amounted to $31.1 million in 2005 compared to $27.9 million in 2004.  Amortization and valuation reserves associated with mortgage servicing rights declined $1.3 million.  At December 31, 2005, the carrying value of mortgage servicing rights amounted to $2.8 million.  Amortization of intangibles increased $6.9 million in 2005 compared to 2004 due to Metavante’s acquisitions.  For the year ended December 31, 2005, $0.4 million of goodwill was included in the determination of the gains associated with the sale of certain trust custody businesses and the gains from branch divestitures.  Goodwill is subject to periodic tests for impairment.  The Corporation has elected to perform its annual test for impairment during the second quarter.  Accordingly, the Corporation updated the analysis to June 30, 2005 and concluded that there continues to be no impairment with respect to goodwill at any reporting unit.  At December 31, 2005, none of the Corporation’s other intangible assets were determined to have indefinite lives.

Other noninterest expense amounted to $287.2 million in 2005 compared to $251.2 million in 2004, an increase of $36.0 million.  The expense for stock options awarded to outside directors of the Corporation amounted $0.7 million in 2005 compared to $1.0 million in 2004.  The Metavante acquisitions contributed approximately $32.5 million to the expense growth in 2005 compared to 2004.  Excluding the impact of the Metavante acquisitions, advertising, travel and card related expenses increased by $16.7 million in 2005 compared to 2004.  As previously discussed, during 2004 the Corporation prepaid and retired certain higher cost long-term debt and terminated some related receive floating / pay fixed interest rate swaps designated as cash flow hedges resulting in a loss of $6.9 million.  During 2004, Metavante sold its small business 401k Retirement Plan Services operations and also sold the direct customer base of Paytrust.com  resulting in an aggregate loss of approximately $7.1 million.  Charitable foundation expense over and above normal levels amounted to $5.0 million in 2004.

Other expense is affected by the capitalization of costs, net of amortization, associated with software development and data processing conversions.  A lower amount of capitalized software development costs and capitalized conversion costs net of their respective amortization, write-offs of software and the amortization associated with the software obtained in the acquisitions resulted in a net decrease in other noninterest expense of $8.3 million in 2005 compared to 2004.  During 2004, Metavante determined that certain purchased and internally developed software will no longer be used or was impaired and such software was written off.  Capitalized software costs written off as a result of these decisions amounted to $8.7 million in 2004.

Total other expense amounted to $1,628.7 million in 2004 compared to $1,485.6 million in 2003, an increase of $143.1 million or 9.6%.

The acquisitions by both Metavante and the banking segment had an impact on the year-to-year comparability of operating expenses in 2004 compared to 2003.  Approximately $148.9 million of the 2004 versus 2003 operating expense growth was attributable to the acquisitions.  Operating expenses associated with acquisitions completed in 2003 are reflected for the full year in 2004 as opposed to a partial year in 2003.  Acquisitions completed in 2004 directly affect the current year but have no impact on the prior year.

Certain transactions as previously described herein under “Significant Transactions” also affected the year-to-year comparability of operating expenses in 2004 compared to 2003.  For the years ended December 31, 2004 and 2003, those transactions increased other expense by $20.8 million and $82.2 million, respectively.

The Corporation estimates that its expense growth in 2004 compared to 2003, excluding the effect of the acquisitions and the impact of the significant transactions previously discussed, was approximately $55.5 million or 4.0%.

Salaries and employee benefits expense amounted to $919.4 million in 2004 compared to $830.8 million in 2003, an increase of $88.6 million or 10.7%.  Total expense for stock options and the ESPP amounted to $32.2 million in 2004 compared to $33.3 million in 2003.  Salaries and benefits expense related to the Metavante and banking acquisitions contributed approximately $65.1 million to the expense growth in 2004 compared to 2003.  The impact of the Paytrust transition costs to salaries and employee benefits expense amounted to $2.7 million in 2003.  In 2003, the Corporation restructured certain split dollar life insurance benefits due to a change in tax laws.  Of the total net charge from this restructuring, $8.4 million was recorded in salaries and benefits.  Also included in salaries and employee benefits expense in 2003 is a reversal of $2.4 million of accrued severance associated with the decision to keep a facility operational that previously had been identified for closure.

Net occupancy and equipment expense amounted to $192.9 million in 2004 compared to $179.0 million in 2003, an increase of $13.9 million.  Net occupancy and equipment expense related to the Metavante and banking acquisitions contributed approximately $13.8 million to the expense growth in 2004 compared to 2003.  The impact of the Paytrust transition costs to net occupancy and equipment expense amounted to $0.8 million in 2003.  During 2003, $6.1 million of accrued lease termination costs were reversed as a result of the decision to keep a facility operational as previously discussed.

Software expenses amounted to $50.0 million in 2004 compared to $44.7 million in 2003, an increase of $5.3 million or 11.8%.  Software expense related to the Metavante and banking acquisitions contributed approximately $2.2 million to the expense growth in 2004 compared to 2003.  Excluding the expense growth due to acquisitions, Metavante and the banking segment contributed $1.7 million and $0.9 million, respectively to the growth in software expenses in 2004 compared to 2003.

Processing charges amounted to $52.2 million in 2004 compared to $48.3 million in 2003, an increase of $3.9 million or 8.2%.  Processing charges related to the Metavante and banking acquisitions contributed approximately $5.5 million to the expense growth in 2004 compared to 2003.  Third-party processing charges associated with wholesale loan activity were lower in 2004 compared to 2003.

Supplies and printing expense, professional services expense and shipping and handling expense amounted to $135.1 million in 2004 compared to $118.3 million in 2003, an increase of $16.8 million or 14.2%.  The Metavante and banking acquisitions net of Paytrust integration expenses contributed approximately $13.7 million to the expense growth in 2004 compared to 2003.  The remainder of the increase was primarily due to Metavante’s increase in these expenses that was offset by the decrease in costs associated with the lower volume of mortgage loan production in 2004 compared to 2003.

Amortization of intangibles amounted to $27.9 million in 2004 compared to $23.8 million in 2003.  Amortization and valuation reserves associated with mortgage servicing rights declined $0.7 million.  At December 31, 2004, the carrying value of mortgage servicing rights amounted to $3.5 million.  Amortization associated with the 2004 acquisitions amounted to $7.6 million in the current year.  Goodwill is subject to periodic tests for impairment.  Based upon an updated the analysis as of June 30, 2004, the Corporation concluded that there continued to be no impairment with respect to goodwill at any reporting unit.  At December 31, 2004, none of the Corporation’s other intangible assets were determined to have indefinite lives.  For the year ended December 31, 2004, $2.0 million of goodwill and $8.5 million of customer intangibles were included by Metavante in the determination of the loss associated with the sale of the small business 401k Retirement Plan Services operations and the direct customer base of Paytrust.com.

Other noninterest expense amounted to $251.2 million in 2004 compared to $240.7 million in the prior year, an increase of $10.5 million.  The expense for stock options awarded to outside directors of the Corporation amounted $1.0 million in 2004 compared to $0.6 million in 2003.  The Metavante and banking acquisitions net of Paytrust integration expenses contributed approximately $38.7 million to the expense growth in 2004 compared to 2003.  As previously discussed, during 2004 and 2003 the Corporation prepaid and retired certain higher cost long-term debt and terminated some related receive floating / pay fixed interest rate swaps designated as cash flow hedges.  The total debt retired in 2004 amounted to $355.0 million and the charge to earnings amounted to $6.9 million.  The total debt retired in 2003 amounted to $744.6 million and the charge to earnings amounted to $56.7 million.  During 2004, Metavante sold its small business 401k Retirement Plan Services operations and also sold the direct customer base of Paytrust.com in 2004.  These transactions resulted in an aggregate loss of approximately $7.1 million.  Offsetting the net unrealized securities gain recognized in the fourth quarter of 2004 as previously discussed was charitable foundation expense over and above normal levels that amounted to approximately $5.0 million.

Other expense is affected by the capitalization of costs, net of amortization, associated with software development and data processing conversions.  A lower amount of capitalized software development costs and capitalized conversion costs net of their respective amortization, write-offs of software and the amortization associated with the software obtained in the acquisitions resulted in an increase in other noninterest expense and accounted for approximately $8.8 million of the total increase in other operating expense in 2004 compared to 2003.  During 2004 and 2003, Metavante determined that certain purchased and internally developed software will no longer be used or was impaired and such software was written off.  Capitalized software costs written off as a result of these decisions amounted to $8.7 million in 2004 and $22.8 million in 2003 and are included in other noninterest expense for the respective periods.

Income Tax Provision

The provision for income taxes was $351.5 million in 2005, $306.0 million in 2004, and $202.1 million in 2003.  The effective tax rate in 2005 was 33.2% compared to 33.6% in 2004 and 27.9% in 2003.

In the normal course of business, the Corporation and its affiliates are routinely subject to examinations from Federal and state tax authorities.  During 2003, several income tax audits covering multiple tax jurisdictions were resolved which positively affected the banking segment by approximately $28.6 million and Metavante by $10.7 million and resulted in a lower provision for income taxes in the Consolidated Statements of Income for the year ended December 31, 2003.  Excluding the impact of the income tax audits, the pro forma effective income tax rate for year ended December 31, 2003 would have been 33.3%.

Liquidity and Capital Resources

Shareholders’ equity was $4.74 billion or 10.2% of total consolidated assets at December 31, 2005, compared to $3.95 billion or 9.8% of total consolidated assets at December 31, 2004.  The increase at December 31, 2005 was primarily due to earnings net of dividends paid.

In the second quarter of 2005, the Corporation’s Board of Directors authorized an increase in the quarterly cash dividend paid on the Corporation’s common stock, from $0.21 per share to $0.24 per share, or 14.3%.

Shareholders’ equity at December 31, 2005 includes the effect of certain common stock issuances during the current year.  During 2005, the Corporation issued 5.3 million shares of its common stock valued at $241.1 million in conjunction with five acquisitions completed by Metavante.  In addition, the Corporation issued 0.7 million shares of its common stock valued at $25.1 million to fund its 2004 obligations under its retirement and employee stock ownership plans and its employee stock purchase plan.

During the fourth quarter of 2005, the Corporation entered into an equity distribution agreement whereby the Corporation may offer and sell up to 3.5 million shares of its common stock from time to time through certain designated sales agents.  However, the Corporation will not sell more than the number of shares of its common stock necessary for the aggregate gross proceeds from such sales to reach $150.0 million.  During the fourth quarter of 2005, the Corporation issued 0.2 million shares of its common stock with net proceeds from the sales of $6.7 million.  The proceeds from these issuances were used for general corporate purposes, including maintaining capital at desired levels.

The Corporation has a Stock Repurchase Program under which up to 12 million shares of the Corporation’s common stock can be repurchased annually.  No shares were acquired under the program in 2005.  During 2004, the Corporation repurchased 2.3 million shares at an aggregate cost of $88.5 million.  During 2003, the Corporation repurchased 6.0 million shares at an aggregate cost of $210.9 million.

At December 31, 2005 the net loss in accumulated other comprehensive income amounted to $37.3 million which represents a negative change in accumulated other comprehensive income of $60.6 million since December 31, 2004.  Net accumulated other comprehensive income associated with available for sale investment securities was a net loss of $36.3 million at December 31, 2005, compared to a net gain of $31.1 million at December 31, 2004, resulting in a net loss of $67.4 million over the twelve month period.  The unrealized loss associated with the change in fair value of the Corporation’s derivative financial instruments designated as cash flow hedges declined $6.8 million since December 31, 2004, resulting in a net increase in shareholders’ equity.

During the third quarter of 2004, the Corporation and M&I Capital Trust B issued 16,000,000 units of Common SPACESSM that resulted in net proceeds to the Corporation of approximately $389.2 million.  Each unit has a stated value of $25.00 for an aggregate value of $400.0 million.  Each Common SPACES consists of (i) a stock purchase contract under which the investor agrees to purchase for $25, a fraction of a share of the Corporation’s common stock on the stock purchase date and (ii) a 1/40, or 2.5%, undivided beneficial interest in a preferred security of M&I Capital Trust B, also referred to as the STACKSSM, with each share having an initial liquidation amount of $1,000.  The stock purchase date is expected to be August 15, 2007, but could be deferred for quarterly periods until August 15, 2008.

On the stock purchase date, the number of shares of common stock the Corporation will issue upon settlement of the stock purchase contracts depends on the applicable market value per share of the Corporation’s common stock, which will be determined just prior to the stock purchase date, and other factors.  The Corporation currently estimates that it will issue approximately 8.7 million to 10.9 million common shares to settle shares issuable pursuant to the stock purchase contracts.  Before issuance of the common shares upon settlement of the stock purchase contracts, the stock purchase contracts will be reflected in diluted earnings per share calculations using the treasury stock method.  Under the treasury stock method, the Corporation expects there will be some dilutive effect on earnings per share for periods when the average market price of the Corporation’s common stock for the reporting period is above $46.28 and that there could be some dilutive effect on earnings per share for periods when the average market price of the Corporation’s common stock for the reporting period is above the average market price of the Corporation’s common stock for the twenty trading days ending on the third trading day immediately preceding the end of the reporting period.  There was no dilutive effect on earnings per share for the years ended December 31, 2005 and 2004.

Federal and state banking laws place certain restrictions on the amount of dividends and loans which a bank may make to its parent company.  Such restrictions have not had, and are not expected to have, any material effect on the Corporation’s ability to meet its cash obligations.

M&I manages its liquidity to ensure that funds are available to each of its banks to satisfy the cash flow requirements of depositors and borrowers and to ensure the Corporation’s own cash requirements are met.  M&I maintains liquidity by obtaining funds from several sources.

The Corporation’s most readily available source of liquidity is its investment portfolio.  Investment securities available for sale, which totaled $5.7 billion at December 31, 2005, represent a highly accessible source of liquidity.  The Corporation’s portfolio of held-to-maturity investment securities, which totaled $0.6 billion at December 31, 2005, provides liquidity from maturities and interest payments.  The Corporation’s mortgage loans held for sale provide additional liquidity.  These loans represent recently funded home mortgage loans that are prepared for delivery to investors, which generally occurs within thirty to ninety days after the loan has been funded.

Depositors within M&I’s defined markets are another source of liquidity.  Core deposits (demand, savings, money market and consumer time deposits) averaged $17.1 billion in 2005.  The Corporation’s banking affiliates may also access the Federal funds markets or utilize collateralized borrowings such as treasury demand notes or FHLB advances.

The banking affiliates may use wholesale deposits, which include foreign (Eurodollar) deposits.  Wholesale deposits, which averaged $6.7 billion in 2005, are funds in the form of deposits generated through distribution channels other than the Corporation’s own banking branches.  These deposits allow the Corporation’s banking affiliates to gather funds across a national geographic base and at pricing levels considered attractive, where the underlying depositor may be retail or institutional.  Access to wholesale deposits also provides the Corporation with the flexibility to not pursue single service time deposit relationships in markets that have experienced some unprofitable pricing levels.

The Corporation utilizes certain financing arrangements to meet its balance sheet management, funding, liquidity, and market or credit risk management needs.  The majority of these activities are basic term or revolving securitization vehicles.  These vehicles are generally funded through term-amortizing debt structures or with short-term commercial paper designed to be paid off based on the underlying cash flows of the assets securitized.  These facilities provide access to funding sources substantially separate from the general credit risk of the Corporation and its subsidiaries.

M&I Bank has implemented a bank note program, which permits it to issue up to $7.0 billion of short-term and medium-term notes which are offered and sold only to institutional investors.  This program is intended to enhance liquidity by enabling M&I Bank to sell its debt instruments in private markets in the future without the delays which would otherwise be incurred.  As shown and discussed in Note 14 in the Notes to the Consolidated Financial Statements, longer-term bank notes outstanding at December 31, 2005, amounted to $5.8 billion of which $1.3 billion is subordinated and qualifies as supplementary capital for regulatory capital purposes.

The national capital markets represent a further source of liquidity for M&I.  M&I has filed a number of shelf registration statements that are intended to permit M&I to raise funds through sales of corporate debt and/or equity securities with a relatively short lead time.

During the third quarter of 2005, the Corporation amended the shelf registration statement originally filed with the Securities and Exchange Commission during the second quarter of 2004 to describe the equity distribution agreement previously discussed.  That shelf registration statement enables the Corporation to issue various securities, including debt securities, common stock, preferred stock, depositary shares, purchase contracts, units, warrants, and trust preferred securities, up to an aggregate amount of $3.0 billion.  At December 31, 2005, approximately $1.3 billion was available under the shelf registration statement for future securities issuances.

During the fourth quarter of 2004, the Corporation filed a shelf registration statement with the Securities and Exchange Commission which will enable the Corporation to issue up to 6.0 million shares of its common stock which may be offered and issued from time to time in connection with the acquisition by M&I, Metavante and/or other consolidated subsidiaries of businesses that the Corporation determines to be to its advantage as they become available.  At December 31, 2005, there were 3.1 million shares of common stock available under the shelf registration statement for future issuances.

Under another shelf registration statement, the Corporation may issue up to $0.6 billion of medium-term Series F notes with maturities ranging from 9 months to 30 years and at fixed or floating rates.  At December 31, 2005, no Series F notes had been issued.  The Corporation may issue up to $0.5 billion of medium-term MiNotes with maturities ranging from 9 months to 30 years and at fixed or floating rates.  The MiNotes are issued in smaller denominations to attract retail investors.  At December 31, 2005, MiNotes issued amounted to $0.2 billion.  Additionally, the Corporation has a commercial paper program.  At December 31, 2005, commercial paper outstanding amounted to $0.3 billion.

Contractual Obligations

The following table summarizes the Corporation’s more significant contractual obligations at December 31, 2005.  Excluded from the following table are a number of obligations to be settled in cash.  These items are reflected in the Corporation’s consolidated balance sheet and include deposits with no stated maturity, trade payables, accrued interest payable and derivative payables that do not require physical delivery of the underlying instrument.

		Payments Due by Period ($ in millions)
Contractual Obligations	Note Ref	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years

Certificate of Deposit and Other Time Deposit Obligations	(1)	$11,705.5	$7,812.8	$2,653.4	$451.8	$787.5
Short-term Debt Obligations	(2)	3,020.0	3,020.0	—	—	—
Long-term Debt Obligations	(3)	11,879.8	2,987.0	2,818.5	1,982.1	4,092.2
Capital Lease Obligations		1.8	1.7	0.1	—	—
Minimum Operating Lease Obligations		178.0	36.7	57.1	36.5	47.7
Obligations to Purchase Foreign Currencies	(4)	338.7	338.7	—	—	—
Purchase Obligations - Facilities (Additions, Repairs and Maintenance)		30.6	20.0	0.9	0.8	8.9
Purchase Obligations - Technology		89.8	73.4	10.3	6.1	—
Purchase Obligations - Other		8.3	6.3	2.0	—	—
Other Obligations:
Unfunded Investment Obligations	(5)	10.3	6.7	3.1	0.4	0.1
Acquisition Obligations	(6)	21.5	21.5	—	—	—
Wholesale Loan Purchase Obligations	(7)	400.0	400.0	—	—	—
Defined Contribution Pension Obligations	(8)	64.2	64.2	—	—	—
Health and Welfare Benefits	(9)	—	—	—	—	—
Postretirement Benefit Obligations		7.0	7.0	—	—	—
Total		$27,755.5	$14,796.0	$5,545.4	$2,477.7	$4,936.4

Notes:

In the banking industry, interest-bearing obligations are principally utilized to fund interest-bearing assets.  As such, interest charges on certificate of deposit and other time deposit obligations and short-term debt obligations were excluded from amounts reported, as the potential cash outflows would have corresponding cash inflows from interest-bearing assets.  The same, although to a lesser extent, is the case with respect to interest charges on long-term debt obligations.  As long-term debt obligations may be used for purposes other than to fund interest-bearing assets, an estimate of interest charges is included in the amounts reported.

(1)

Certain retail certificates of deposit and other time deposits give customers rights to early withdrawal.  Early withdrawals may be subject to penalties.  The penalty amount depends on the remaining time to maturity at the time of early withdrawal.  Brokered certificates of deposits may be redeemed early upon the death or adjudication of incompetence of the holder.

(2)

See Note 13 in Notes to Consolidated Financial Statements for a description of the Corporation’s various short-term borrowings.  Many short-term borrowings such as Federal funds purchased and security repurchase agreements and commercial paper are expected to be reissued and, therefore, do not necessarily represent an immediate need for cash.

(3)

See Note 14 in Notes to Consolidated Financial Statements for a description of the Corporation’s various long-term borrowings.  The amounts shown in the table include interest on both fixed and variable rate obligations.  The interest associated with variable rate obligations is based upon rates in effect at December 31, 2005.  The contractual amounts to be paid on variable rate obligations are affected by changes in market interest rates.  Future changes in market interest rates could materially affect the contractual amounts to be paid.

(4)

See Note 20 in Notes to Consolidated Financial Statements for a description of the Corporation’s foreign exchange activities.  The Corporation generally matches commitments to deliver foreign currencies with obligations to purchase foreign currencies which minimizes the immediate need for cash.

(5)

The Corporation also has unfunded obligations for certain investments in investment funds.  Under the obligations for certain investments in investment funds the Corporation could be required to invest an additional $47.3 million if the investment funds identify and commit to invest in additional qualifying investments.  The investment funds have limited lives and defined periods for investing in new qualifying investments or providing additional funds to existing investments.  As a result, the timing and amount of the funding requirements for these obligations are uncertain and could expire with no additional funding requirements.

(6)

Represents contingent consideration that the Corporation has determined to be owed beyond a reasonable doubt.

(7)

Represents an estimate of the minimum purchase obligation amount.  The obligation to sell is on a best-efforts basis and may result in no purchases or more purchases than shown in the table in any given period.  In addition, the actual purchase price will be determined at the time of purchase.

(8)

See Note 18 in Notes to Consolidated Financial Statements for a description of the Corporation’s defined contribution program.  The amount shown represents the unfunded contribution for the year ended December 31, 2005.

(9)

The health and welfare benefit plans are periodically funded throughout each plan year with participant contributions and the Corporation’s portion of benefits expected to be paid.

The Corporation has generally financed its growth through the retention of earnings and the issuance of debt.  It is expected that future growth can be financed through internal earnings retention, additional debt offerings, or the issuance of additional common or preferred stock or other capital instruments.

OFF-BALANCE SHEET ARRANGEMENTS

The term off-balance sheet arrangement describes the means through which companies typically structure off-balance sheet transactions or otherwise incur risks of loss that are not fully transparent to investors or other users of financial information.  For example, in many cases, in order to facilitate transfer of assets or otherwise finance the activities of an unconsolidated entity, a company may be required to provide financial support designed to reduce the risks to the entity or other third parties.  That financial support may take many different forms such as financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose the company to continuing risks or contingent liabilities regardless of whether or not they are recorded on the balance sheet.

Certain guarantees may be a source of potential risk to future liquidity, capital resources and results of operations.  Guarantees may be in the form of contracts that contingently require the guarantor to make payments to the guaranteed party based on: (1) changes in an underlying instrument or variable such as a financial standby letter of credit; (2) failure to perform under an obligating agreement such as a performance standby letter of credit; and (3) indemnification agreements that require the indemnifying party to make payments to the indemnified party based on changes in an underlying instrument or variable that is related to an asset, a liability or an equity security of the indemnified party, such as an adverse judgment in a lawsuit.  The Corporation, for a fee, regularly enters into standby letters of credit transactions and provides certain indemnifications against loss in conjunction with software sales, merchant credit card processing and securities lending activities, which are described in detail in Notes 19 and 24 in Notes to Consolidated Financial Statements.

Companies may structure and facilitate off-balance sheet arrangements by retaining an interest in assets transferred to an unconsolidated entity.  Such interests may be in the form of a subordinated retained interest in a pool of receivables transferred to an unconsolidated entity, cash collateral accounts, recourse obligations or other forms of credit, liquidity, or market risk support.  These subordinated interests protect the senior interests in the unconsolidated entity in the event a portion of the underlying transferred assets becomes uncollectible or there are insufficient funds to repay senior interest obligations.  The Corporation uses such arrangements primarily in conjunction with its indirect automobile lending activities which are described in detail in Note 9 in Notes to Consolidated Financial Statements and in the discussion of critical accounting policies which follows this discussion.

During the third quarter of 2004, the Corporation and M&I Capital Trust B issued 16,000,000 units of Common SPACESSM that resulted in net proceeds to the Corporation of approximately $389.2 million.  Each unit has a stated value of $25.00 for an aggregate value of $400.0 million.  Each Common SPACES consists of (i) a stock purchase contract under which the investor agrees to purchase for $25, a fraction of a share of the Corporation’s common stock on the stock purchase date and (ii) a 1/40, or 2.5%, undivided beneficial interest in a preferred security of M&I Capital Trust B, also referred to as the STACKSSM, with each share having an initial liquidation amount of $1,000.  The stock purchase date is expected to be August 15, 2007, but could be deferred for quarterly periods until August 15, 2008.

On the stock purchase date, the number of shares of common stock the Corporation will issue upon settlement of the stock purchase contracts depends on the applicable market value per share of the Corporation’s common stock, which will be determined just prior to the stock purchase date, and other factors.  The Corporation currently estimates that it will issue approximately 8.7 million to 10.9 million common shares to settle shares issuable pursuant to the stock purchase contracts.

Holders of the STACKS are entitled to receive quarterly cumulative cash distributions through the stock purchase date fixed initially at an annual rate of 3.90% of the liquidation amount of $1,000 per STACKS.  In addition, the Corporation will make quarterly contract payments under the stock purchase contract at the annual rate of 2.60% of the stated amount of $25 per stock purchase contract.  The Corporation recognized the present value of the quarterly contract payments under the stock purchase contract as a liability with an offsetting reduction in shareholders’ equity.  That liability along with the allocated portion of the fees and expenses incurred for the offering of Common SPACES resulted in a reduction in shareholders’ equity of $34.0 million.

Also at December 31, 2005, the Corporation did not hold any material variable interests in entities that provide it liquidity, market risk or credit risk support, or engage in leasing, hedging or research and development services with the Corporation.  As described in Note 14 in Notes to Consolidated Financial Statements, the Corporation holds all of the common interest in M&I Capital Trust A and M&I Capital Trust B which issued cumulative preferred capital securities which are supported by junior subordinated deferrable interest debentures and a full guarantee issued by the Corporation.  The Corporation does not consolidate M&I Capital Trust A or M&I Capital Trust B.

Based on the off-balance sheet arrangements with which it is presently involved, the Corporation does not believe that such off-balance sheet arrangements either have, or are reasonably likely to have, a material impact to its current or future financial condition, results of operations, liquidity or capital.

CRITICAL ACCOUNTING POLICIES

The Corporation has established various accounting policies that govern the application of accounting principles generally accepted in the United States in the preparation of the Corporation’s consolidated financial statements.  The significant accounting policies of the Corporation are described in the footnotes to the consolidated financial statements contained herein and updated as necessary in its Quarterly Reports on Form 10-Q.  Certain accounting policies involve significant judgments and assumptions by management that may have a material impact on the carrying value of certain assets and liabilities.  Management considers such accounting policies to be critical accounting policies.  The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances.  Because of the nature of judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of the operations of the Corporation.  Management continues to consider the following to be those accounting policies that require significant judgments and assumptions:

Allowance for Loan and Lease Losses

The allowance for loan and lease losses represents management’s estimate of probable losses inherent in the Corporation’s loan and lease portfolio.  Management evaluates the allowance each quarter to determine that it is adequate to absorb these inherent losses.  This evaluation is supported by a methodology that identifies estimated losses based on assessments of individual problem loans and historical loss patterns of homogeneous loan pools.  In addition, environmental factors, including economic conditions and regulatory guidance, unique to each measurement date are also considered.  This reserving methodology has the following components:

Specific Reserve.  The Corporation’s internal risk rating system is used to identify loans and leases that meet the criteria as being “impaired” under the definition in SFAS 114.  A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.  For impaired loans, impairment is measured using one of three alternatives: (1) the present value of expected future cash flows discounted at the loan’s effective interest rate; (2) the loan’s observable market price, if available; or (3) the fair value of the collateral for collateral dependent loans and loans for which foreclosure is deemed to be probable.  In general, these loans have been internally identified as credits requiring management’s attention due to underlying problems in the borrower’s business or collateral concerns.  Subject to a minimum size, a quarterly review of these loans is performed to identify the specific reserve necessary to be allocated to each of these loans.  This analysis considers expected future cash flows, the value of collateral and also other factors that may impact the borrower’s ability to make payments when due.

Collective Loan Impairment.  This component of the allowance for loan and lease losses is comprised of two elements.  First, the Corporation makes a significant number of loans and leases, which due to their underlying similar characteristics, are assessed for loss as homogeneous pools.  Included in the homogeneous pools are loans and leases from the retail sector and commercial loans under a certain size that have been excluded from the specific reserve allocation previously discussed.  The Corporation segments the pools by type of loan or lease and, using historical loss information, estimates a loss reserve for each pool.

The second element reflects management’s recognition of the uncertainty and imprecision underlying the process of estimating losses.  The internal risk rating system is used to identify those loans within certain industry segments that based on financial, payment or collateral performance, warrant closer ongoing monitoring by management.  The specific loans mentioned earlier are excluded from this analysis.  Based on management’s judgment, reserve ranges are allocated to industry segments due to environmental conditions unique to the measurement period.  Consideration is given to both internal and external environmental factors such as economic conditions in certain geographic or industry segments of the portfolio, economic trends, risk profile, and portfolio composition.  Reserve ranges are then allocated using estimates of loss exposure that management has identified based on these economic trends or conditions.

The following factors were taken into consideration in determining the adequacy of the allowance for loan and lease losses at December 31, 2005:

In general, the Corporation’s borrowing customers appear to have successfully managed their businesses through the prior economic downturn, the economy is improving and the Corporation’s customer base is showing signs of increased business activity as evidenced by the loan growth experienced in 2005 compared to 2004.

At December 31, 2005, allowances for loan and lease losses continue to be carried for exposures to manufacturing, healthcare, production agriculture (including dairy and cropping operations), truck transportation, accommodation, general contracting, motor vehicle and parts dealers and the airline industries.  The majority of the commercial charge-offs incurred in recent periods were in these industry segments.  While most loans in these categories are still performing, the Corporation continues to believe these sectors have been more adversely affected by the previous economic slowdown.  Reduced revenues causing a declining utilization of the industry’s capacity levels have impacted manufacturing.  As a result, collateral values and the amounts realized through the sale or liquidation of manufacturing plant and equipment have declined accordingly.

During the fourth quarter of 2005, the Corporation’s commitments to Shared National Credits were approximately $3.1 billion with usage averaging around 45%.  Many of the Corporation’s largest charge-offs have come from the Shared National Credit portfolio.  Although these factors result in an increased risk profile, as of December 31, 2005, Shared National Credit nonperforming loans amounted to $3.9 million.  The Corporation’s exposure to Shared National Credits is monitored closely given this lending group’s loss experience.

The Corporation’s primary lending areas are Wisconsin, Arizona, Minnesota and Missouri.  Each of these regions has cultural and environmental factors that are unique to it.  The uncertainty regarding the inherent losses in their respective loan portfolios continue to present increased risks which have been mitigated by the implementation of the Corporation’s credit underwriting and monitoring processes.  At December 31, 2005, total nonperforming loans and leases as a percent of total loans and leases for the Minnesota and Missouri regions combined was somewhat higher than nonperforming loans and leases as a percent of total loans and leases for the other regions and the consolidated total.

At December 31, 2005, nonperforming loans and leases amounted to $140.6 million or 0.41% of consolidated loans and leases compared to $132.4 million or 0.45% at December 31, 2004 and $172.8 million or 0.69% at December 31, 2003.  Nonaccrual loans and leases increased $7.0 million or 5.5% at year-end 2005 compared to year-end 2004.  The net increase was primarily due to increases in nonaccrual home equity lines of credit.

Net charge-offs amounted to $39.1 million or 0.12% of average loans and leases in 2005 compared to $29.4 million or 0.11% of average loans and leases in 2004 and $51.8 million or 0.21% of average loans and leases in 2003.  Included in net charge-offs for 2003 was a $19.0 million charge-off related to the carrying value of lease obligations to a regional airline.

Net charge-offs and nonperforming loans and leases in 2005 and 2004 were better than management had expected.  The ratio of net charge-offs to average loans and leases to some extent reflect a higher than normal level of recoveries.  The ratio of recoveries to charge-offs was 34.3% in 2005 and 42.1% in 2004 compared to a five year average of 27.9%.  Although positive resolutions continue to be achieved on prior charge-offs, recoveries are expected to continue to trend downwards.  Management expects net charge-offs and nonperforming loans to trend to historical levels that would indicate net charge-offs as a percent of average loans and leases to be more in the range of 0.15% to 0.20% and nonperforming loans and leases as a percent of total loans and leases to range from current levels to 0.60%.

Based on the above loss estimates, management determined its best estimate of the required allowance for loans and leases.  Management’s evaluation of the factors described above resulted in an allowance for loan and lease losses of $363.8 million or 1.06% of loans and leases outstanding at December 31, 2005.  The allowance for loan and lease losses was $358.1 million or 1.21% of loans and leases outstanding at December 31, 2004.  Consistent with the relatively stable credit quality trends noted above, the provision for loan and lease losses amounted to $44.8 million in 2005, compared to $38.0 million and $63.0 million in 2004 and 2003, respectively.  The resulting provisions for loan and lease losses are the amounts required to establish the allowance for loan and lease losses at the required level after considering charge-offs and recoveries.  Management recognizes there are significant estimates in the process and the ultimate losses could be significantly different from those currently estimated.

The Corporation has not materially changed any aspect of its overall approach in the determination of the allowance for loan and lease losses.  There have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current period allowance.  However, on an on-going basis the Corporation continues to refine the methods used in determining management’s best estimate of the allowance for loan and lease losses.

Capitalized Software and Conversion Costs

Direct costs associated with the production of computer software that will be licensed externally or used in a service bureau environment are capitalized.  Capitalization of such costs is subject to strict accounting policy criteria, although the appropriate time to initiate capitalization requires management judgment.  Once the specific capitalized project is put into production, the software cost is amortized over its estimated useful life, generally four years.  Each quarter, the Corporation performs net realizable value tests to ensure the assets are recoverable.  Such tests require management judgment as to the future sales and profitability of a particular product which involves, in some cases, multi-year projections.  Technology changes and changes in customer requirements can have a significant impact on the recoverability of these assets and can be difficult to predict.  Should significant adverse changes occur, estimates of useful life may have to be revised or write-offs would be required to recognize impairment.  For the years ended December 31, 2005 and 2004, the amount of software costs capitalized amounted to $40.8 million and $38.1 million, respectively.  Amortization expense of software costs amounted to $57.7 million and $50.4 million for the years ended December 31, 2005 and 2004, respectively.

During 2004, Metavante determined that certain products had limited growth potential.  As a result of strategic product reviews and the results of net realizable tests on these products, Metavante determined that the capitalized software and other assets associated with the products were impaired.  Total capitalized software costs written off amounted to $8.7 million and are included in other noninterest expense in 2004.

As a result of a change in product strategies, Metavante determined that certain purchased and internally developed software would no longer be used and such software was written off in 2003.  Total capitalized software costs written off as a result of these decisions amounted to $22.8 million and is included in other noninterest expense in 2003.

Direct costs associated with customer system conversions to the data processing operations are capitalized and amortized on a straight-line basis over the terms, generally five to seven years, of the related servicing contracts.

Capitalization only occurs when management is satisfied that such costs are recoverable through future operations or buyout fees in case of early termination.  For the years ended December 31, 2005 and 2004, the amount of conversion costs capitalized amounted to $10.5 million and $9.4 million, respectively.  Amortization expense of conversion costs amounted to $10.5 million and $13.5 million for the years ended December 31, 2005 and 2004, respectively.

Net unamortized costs, which are included in Accrued Interest and Other Assets in the Consolidated Balance Sheets, at December 31, were ($ in millions):

	2005	2004
Software	$ 154.0	$ 161.1
Conversions	26.7	26.5
Total	$ 180.7	$ 187.6

The Corporation has not substantively changed any aspect to its overall approach in the determination of the amount of costs that are capitalized for software development or conversion activities.  There have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the periodic amortization of such costs.

Financial Asset Sales and Securitizations

The Corporation utilizes certain financing arrangements to meet its balance sheet management, funding, liquidity, and market or credit risk management needs.  The majority of these activities are basic term or revolving securitization vehicles.  These vehicles are generally funded through term-amortizing debt structures or with short-term commercial paper designed to be paid off based on the underlying cash flows of the assets securitized.  These financing entities are contractually limited to a narrow range of activities that facilitate the transfer of or access to various types of assets or financial instruments.  In certain situations, the Corporation provides liquidity and/or loss protection agreements.  In determining whether the financing entity should be consolidated, the Corporation considers whether the entity is a qualifying special-purpose entity (“QSPE”) as defined in Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  For non-consolidation, a QSPE must be demonstrably distinct, have significantly limited permitted activities, hold assets that are restricted to transferred financial assets and related assets, and can sell or dispose of non-cash financial assets only in response to specified conditions.

In December 2003, the Corporation adopted Financial Accounting Standards Board Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities (revised December 2003).  This interpretation addresses consolidation by business enterprises of variable interest entities.  Transferors to QSPEs and “grandfathered” QSPEs subject to the reporting requirements of SFAS 140 are outside the scope of FIN 46R and do not consolidate those entities.  With respect to the Corporation’s securitization activities, the adoption of FIN 46R did not have an impact on its consolidated financial statements because its transfers are generally to QSPEs.

The Corporation sells financial assets in a two-step process that results in a surrender of control over the assets, as evidenced by true-sale opinions from legal counsel, to unconsolidated entities that securitize the assets.  The Corporation retains interests in the securitized assets in the form of interest-only strips and cash reserve accounts.  Gain or loss on sale of the assets depends in part on the carrying amount assigned to the assets sold allocated between the asset sold and retained interests based on their relative fair values at the date of transfer.  The value of the retained interests is based on the present value of expected cash flows estimated using management’s best estimates of the key assumptions – credit losses, prepayment speeds, forward yield curves and discount rates commensurate with the risks involved.  Actual results can differ from expected results.

The Corporation reviews the carrying values of the retained interests monthly to determine if there is a decline in value that is other than temporary and periodically reviews the propriety of the assumptions used based on current historical experience as well as the sensitivities of the carrying value of the retained interests to adverse changes in the key assumptions.  The Corporation believes that its estimates result in a reasonable carrying value of the retained interests.

During 2003, the Corporation recognized impairment losses of $4.1 million that are included in net investment securities gains in the Consolidated Statements of Income.  The impairment was a result of the differences between actual prepayments and credit losses experienced compared to the expected prepayments and credit losses used in measuring the initial retained interests.  The impairments on the retained interests, held in the form of interest-only strips, were deemed to be other than temporary.  No impairment losses were recognized in 2004 or 2005.

The Corporation regularly sells automobile loans to an unconsolidated multi-seller special purpose entity commercial paper conduit in securitization transactions in which servicing responsibilities and subordinated interests are retained.  The outstanding balances of automobile loans sold in these securitization transactions were $954.2 million and $1,003.0 million at December 31, 2005 and 2004, respectively.  At December 31, 2005 and 2004, the carrying amount of retained interests amounted to $25.9 million and $42.2 million, respectively.

The Corporation also sells, from time to time, debt securities classified as available for sale that are highly rated to an unconsolidated bankruptcy remote QSPE whose activities are limited to issuing highly rated asset-backed commercial paper with maturities up to 180 days which is used to finance the purchase of the investment securities.  The Corporation provides liquidity back-up in the form of Liquidity Purchase Agreements.  In addition, the Corporation acts as counterparty to interest rate swaps that enable the QSPE to hedge its interest rate risk.  Such swaps are designated as free-standing derivative financial instruments in the Corporation’s Consolidated Balance Sheet.

At December 31, 2005, highly rated investment securities in the amount of $270.0 million were outstanding in the QSPE to support the outstanding commercial paper.

Income Taxes

Income taxes are accounted for using the asset and liability method.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on tax assets and liabilities of a change in tax rates is recognized in the income statement in the period that includes the enactment date.

The determination of current and deferred income taxes is based on complex analyses of many factors, including interpretation of Federal and state income tax laws, the difference between tax and financial reporting basis of assets and liabilities (temporary differences), estimates of amounts currently due or owed, such as the timing of reversals of temporary differences and current accounting standards.  The Federal and state taxing authorities who make assessments based on their determination of tax laws periodically review the Corporation’s interpretation of Federal and state income tax laws.  Tax liabilities could differ significantly from the estimates and interpretations used in determining the current and deferred income tax liabilities based on the completion of taxing authority examinations.

During 2003, several income tax audits covering multiple tax jurisdictions were resolved which positively affected the banking segment by $28.6 million and Metavante by $10.7 million and resulted in a lower provision for income taxes in the Consolidated Statements of Income for the year ended December 31, 2003.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk arises from exposure to changes in interest rates, exchange rates, commodity prices, and other relevant market rate or price risk.  The Corporation faces market risk through trading and other than trading activities.  While market risk that arises from trading activities in the form of foreign exchange and interest rate risk is immaterial to the Corporation, market risk from other than trading activities in the form of interest rate risk is measured and managed through a number of methods.

Interest Rate Risk

The Corporation uses financial modeling techniques to identify potential changes in income under a variety of possible interest rate scenarios.  Financial institutions, by their nature, bear interest rate and liquidity risk as a necessary part of the business of managing financial assets and liabilities.  The Corporation has designed strategies to limit these risks within prudent parameters and identify appropriate risk/reward tradeoffs in the financial structure of the balance sheet.

The financial models identify the specific cash flows, repricing timing and embedded option characteristics of the assets and liabilities held by the Corporation.  Policies are in place to assure that neither earnings nor fair value at risk exceed appropriate limits.  The use of a limited array of derivative financial instruments has allowed the Corporation to achieve the desired balance sheet repricing structure while simultaneously meeting the desired objectives of both its borrowing and depositing customers.

The models used include measures of the expected repricing characteristics of administered rate (NOW, savings and money market accounts) and non-rate related products (demand deposit accounts, other assets and other liabilities).  These measures recognize the relative insensitivity of these accounts to changes in market interest rates, as demonstrated through current and historical experiences.  However, during the second quarter of 2003, the Corporation increased the proportion of these accounts modeled as rate sensitive, in order to recognize the instability of some of the recent balance growth in these accounts.  This modeling treatment will be maintained until the incremental balances can be observed across a more complete interest rate cycle.  In addition to contractual payment information for most other assets and liabilities, the models also include estimates of expected prepayment characteristics for those items that are likely to materially change their payment structures in different rate environments, including residential mortgage products, certain commercial and commercial real estate loans and certain mortgage-related securities.  Estimates for these sensitivities are based on industry assessments and are substantially driven by the differential between the contractual coupon of the item and current market rates for similar products.

This information is incorporated into a model that allows the projection of future income levels in several different interest rate environments.  Earnings at risk are calculated by modeling income in an environment where rates remain constant, and comparing this result to income in a different rate environment, and then dividing this difference by the Corporation’s budgeted operating income before taxes (excluding stock option and employee stock purchase plan expense) for the calendar year.  Since future interest rate moves are difficult to predict, the following table presents two potential scenarios — a gradual increase of 100bp across the entire yield curve over the course of the year (+25bp per quarter), and a gradual decrease of 100bp across the entire yield curve over the course of the year (-25bp per quarter) for the balance sheet as of December 31, 2005:

Hypothetical Change in Interest Rates	Impact to 2006 Pretax Income
100 basis point gradual rise in rates	-0.2%
100 basis point gradual decline in rates	0.0%

These results are based solely on the modeled parallel changes in market rates, and do not reflect the earnings sensitivity that may arise from other factors such as changes in the shape of the yield curve and changes in spread between key market rates.  These results also do not include any management action to mitigate potential income variances within the simulation process.  Such action could potentially include, but would not be limited to, adjustments to the repricing characteristics of any on- or off-balance sheet item with regard to short-term rate projections and current market value assessments.

Actual results will differ from simulated results due to the timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies.

Another component of interest rate risk is measuring the fair value at risk for a given change in market interest rates.  The Corporation also uses computer modeling techniques to determine the present value of all asset and liability cash flows (both on- and off-balance sheet), adjusted for prepayment expectations, using a market discount rate.  The net change in the present value of the asset and liability cash flows in different market rate environments is the amount of fair value at risk from those rate movements.  As of December 31, 2005 the fair value of equity at risk for a gradual 100bp shift in rates was less than 2.0% of the market value of the Corporation.

Equity Risk

In addition to interest rate risk, the Corporation incurs market risk in the form of equity risk.  The Corporation invests directly and indirectly through investment funds, in private medium-sized companies to help establish new businesses or recapitalize existing ones.  These investments expose the Corporation to the change in equity values for the companies of the portfolio companies.  However, fair values are difficult to determine until an actual sale or liquidation transaction actually occurs.  At December 31, 2005, the carrying value of total active capital markets investments amounted to approximately $36.9 million.

At December 31, 2005, M&I Wealth Management administered $82.8 billion in assets and directly managed  $18.9 billion in assets.  Exposure exists to changes in equity values due to the fact that fee income is partially based on equity balances.  Quantification of this exposure is difficult due to the number of other variables affecting fee income.  Interest rate changes can also have an effect on fee income for the above-stated reasons.